EXHIBIT 13

Blendid TTW Website	2

Blendid Email 1	10

Blendid Email 2	11

Blendid Email 3	12

Blendid Email 4	13

Blendid Video Transcript	14

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Blendid Regulation A+ TTW Campaign Website (invest.blendid.com) – Screen shots

Blendid

How It works | Market | Traction & Partners | Team | Offering Circular | INDICATE INTEREST

Time is Running Out to Reserve Shares

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Days	Hours	Minutes	Seconds

open
jamba
by Blendid

We're Meeting The Demand For Fresh Food

Blendid is on a mission to revolutionize the $300+ billion[1] quick-service restaurant industry with a food automation platform that delivers healthy, fast, and customizable food when and where consumers need it.

INDICATE INTEREST

Quick service restaurant margins average a slim 6%[2]
Blendid
Quick Service Restaurant

The Demand For Fresh On-Demand Food

Eating fresh food while on the move is hard because good options are either not available or very expensive. And businesses are struggling to deliver due to rising worker shortages, slim profit margins, and high overhead costs.

French Fries
$2.99

Healthy Bowl
$12.99

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How We Solve A Growing Problem

Blendid is on a mission to make freshly prepared food more accessible. Our food automation platform leverages robotics, AI, and a proprietary operating system (foodOS™) to solve the industry's biggest challenges for both food service operators & consumers.

24/7 autonomous operation

Order in advance from your phone

Makes fresh food accessible

Fully customizable to your unique preferences

Investor Perks

1

Investors who express interest in investing in Blendid during our campaign preview period (called the "Test the Waters" phase) will receive 10% bonus shares when they complete their investment.

2

You must use the same login credentials to invest as you did to express interest in the preview period to receive the 10% bonus shares.

3

Your 10% bonus shares will not stack with other share perks. You will receive the highest value share perk you are eligible to receive.

INDICATE INTEREST

3

Our First Product: Smoothies

When we created the Blendid robot, we decided to start with smoothies because they're both in high demand and require complex recipes. This winning combination allowed us to both solve a problem and provide outstanding results.

Gearing Up For Bigger Things

Now that we have mastered a complex automation process to create the perfect smoothie, we're optimizing our technology to create other popular cuisines including soups, salads, sandwiches, bowls, and more. This will massively expand our total addressable market.

INDICATE INTEREST

Our Business Model

jamba
Blendid

1 Blendid's robotic kiosks are sold to large retail operators with extensive food management experience and established customer bases.

2 Kiosks cost $100-$125K each plus a 16-22% service fee*, which is very low compared to traditional brick and mortar restaurant setup costs.

*The service fee covers maintenance and break-fix of the kiosk, ongoing monitoring and support, and licensing of our foodOS™ and RMS™ (Restaurant Management System) software systems, along with R&D support for new ingredients and recipes. Specific kiosk cost and service fees are determined based on standardized contract term options.

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Use of Funds

Hiring and development of course!

To grow quickly, we need to invest heavily in sales, marketing, field operations, and support. We will also be investing heavily in R&D for product enhancements and expansion into new cuisines.

INDICATE INTEREST

Seamless User Interface

Consumers simply order on the Blendid app (iOS and Android) or ordering tablet, choose the item they want, and customize it to their taste and nutrition preferences. Then our robot efficiently and precisely prepares their order for pickup.

10:06
Blendid
Blend Menu
Classic
Strawberry, Banana, Apple juice,
Coconut water, Flax
Select

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70,000 Potential locations (US alone) | Serviceable Market $15B-$20B[5]

Companies	Military Bases	Amusement Parks	Shopping Malls	Hospitals	Stadiums
Healthclubs	Colleges	Supermarkets	Airports	Storefronts	

* serviceable market expands with additional products to automate new cuisines

We've Identified **70,000 High-Traffic Locations** Perfect For Blendid's Automated Food Kiosks

INDICATE INTEREST

Blendid's Technology

Three proprietary and patented systems

chefOS™

Allows chefs to create new recipes using an AI-assisted engine to guide them while dynamically computing the nutritional profile of those recipes.

foodOS™

Uses AI and machine learning algorithms to self-configure, calibrate, multitask and error recover while delivering a consistent recipe every time.

Restaurant Management System™

A full suite of cloud-based software systems to allow operators to provision, monitor, and manage all their kiosks without needing any staffing at the kiosks.

We Hit The Market's Sweet Spot

By merging culinary artistry and robotic expertise, Blendid is striving to completely transform the market.

$4 Billion[3]
Food Robotics Market
Projected 13.1% Growth By 2026

$300+ Billion[4]
Quick Service Restaurant Market

Recent Press

Forbes

Robotic Kiosks Revolutionize Retail, Restaurants

INSIDER

A robot is now making Jamba smoothies in a California Walmart in less than 3 minutes thrillist

Your Next Jamba Smoothie Might Be Made by a Robot

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Traction

Located in big box retail stores, college campuses, and shopping malls.

Strategic investment from Focus Brands, the parent company of Jamba to nationally scale Jamba by Blendid kiosks.

Backed by additional noteworthy investors, including BGV, Partech Ventures, and Plug and Play.

500+ robotic smoothie kiosks in contract (contingent upon meeting certain performance goals).

Working with global brands, such as Jamba, Walmart, and Sodexo to bring Blendid to hundreds of locations including hospitals, airports, stadiums, grocery stores, and colleges.

11 patents granted or in process, and a 20% oversubscribed previous investment round.

Blendid Locations

Stonewood Center

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FOCUS BRANDS jamba partech PLUGANDPLAY sodexo Walmart BGV

The food automation movement is on the rise and Blendid is standing on the front lines.

Join us on our journey to 70,000 locations.

Enter your email | INVEST NOW

Meet Our Team

Vipin Jain
Co-founder & CEO

Vipin Jain brings more than 28 years of experience in engineering, consumer product development, and successful serial entrepreneurship to the Blendid team. Prior to co-founding Blendid in 2015, Vipin was the CEO of Retrevo before it was acquired by Barnes & Noble. The eCommerce company was recognized by Time Magazine as the Best Shopping Website of 2011. Additionally, Vipin also co-founded Telseon, a metro broadband service provider that was acquired by OnFiber/Qwest Communications. Apart from heading successful startups, Vipin served in a variety of leadership roles at 3com, Extreme Networks, and Barnes & Noble Nook Media. His current goal and passion is to realize his dream with Blendid and use robotics & AI to revolutionize contactless food prep. Vipin holds a bachelor's in electrical and electronics engineering and a master's in physics from BITS Pilani, India.

Venki Ayalur
Co-founder & CTO

Venki Ayalur's deep technology expertise spans a career of 25 years and involves being at the forefront of market-defining, innovative technologies. Prior to co-founding Blendid in 2015, Venki conceptualized and oversaw the creation of software and hardware products for companies such as Barnes & Noble Nook and Motorola Mobile. A few of his notable accomplishments are the color-based e-reader, the evolution of Motorola phones from StarTacs to Razrs to Android, and being awarded multiple patents in the machine learning and location discovery space. Venki holds a bachelor's in engineering technology from BITS Pilani, India, a master's in computer science from Northern Illinois University, and an MBA from the Kellogg School of Management at Northwestern.

Vijay Dodd
Co-founder & VP, Engineering

With over 28 years of experience in hardware and software product life cycles under his belt, Vijay Dodd brings a wealth of knowledge and engineering leadership to the Blendid executive team. Prior to co-founding Blendid in 2015, Vijay's career notably spanned AT&T, Palm, and Barnes & Noble Nook as he acquired his specialty in Industrial & Product Design and innovative ME materials. Vijay received his bachelor's degree in electrical engineering from Bangalore University, a master's in systems and controls technology from the Indian Institute of Technology in Bombay and a MBA from Nova Southeastern University.

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Covahne Michaels
VP, Marketing

Covahne Michaels brings more than 20 years of marketing experience across consumer technology and food and across fortune 500 and startup organizations. Prior to joining Blendid, Covahne was the Head of eCommerce Marketing and Strategy for the J.M. Smucker Co, where she guided the migration from brick and mortar store sales to the transition to the online world across 36 brands. She also has extensive experience developing, launching and scaling food innovation products from Kraft, Del Monte, and J.M. Smucker. She holds a bachelor's in business administration from University of Colorado at Boulder and a MBA from the Tuck School of Business at Dartmouth College.

Richard O'Brien
VP, Retail Operations

Richard O'Brien brings over 25 years of experience in supply chain and operational excellence to Blendid's executive team. Prior to joining Blendid, Richard served as the Director of Supply Chain Management at Specialty's Cafe & Bakery and the Director of Purchasing for The Melt. His expertise lies in cost optimization across supply chains and building and managing strong supplier relationships. Richard received his bachelor's degree in economics from UC Davis.

Kristen Rasmussen
Executive Chef & Nutritionist

Kristen is a culinary nutrition and food sustainability expert with passions that have led her many places – from implementing plant-forward, stem-to-root menu revamps at restaurants to teaching about and exploring food science at UC Berkeley and the Nordic Food Lab. She is an adjunct faculty member at UC Berkeley, past adjunct faculty at The Culinary Institute of America at Greystone, and owner of Rooted Food, Inc., a culinary nutrition and food sustainability consulting company. Being a Registered Dietitian Nutritionist, she enjoys attracting people to better eating through deliciousness and believes Blendid will serve that need through technology and customization. Kristen received her bachelor's in Dietetics from UC Berkeley and master's in Human Nutrition from Arizona State University.

Ram Nagarajan
VP, Business Operations

Ram Nagarajan brings more than 23 years of experience in technology, consumer products, and B2B services to Blendid. He's launched numerous high profile consumer products for universally recognizable brands such as Nook, Samsung, Netflix, and DirecTV. His success in delivering critical, complex, and cross-functional programs from concept to market is what drives him to do the same at Blendid. Ram holds his bachelor's and master's in Electrical Engineering from MIT.

Shirish Joshi
VP, Manufacturing Operations

Shirish Joshi has over 25 years of experience leading business improvements across retail, peripherals, networking, computing and telecommunications industries. He prides himself on his ability to develop strategic sourcing partnerships with OEM, ODM, and EMS companies globally while exercising his broad knowledge of KPI and metrics implementation. Shirish received his bachelor's in Electrical and Electronics Engineering from the University of Pune, India and master's in industrial engineering from the University of Rhode Island.

Blendid
Real Food. Artificial Intelligence.

MARKET HOW IT WORKS TRACTION & PARTNERS TEAM OFFERING CIRCULAR

© 2022 BLENDID. ALL RIGHTS RESERVED.

1. The quick service restaurant sector in the US has seen a year-over-year growth since 2004, with its peak consumer spending exceeding three hundred billion in 2021. Source.
2. This number depends on factors like if the location is chain-owned, franchised, or independent, but the average profit margin for a fast food restaurant or quick-service restaurant (QSR) is around 6-9%. Source.
3. The food robotics market is projected to reach $4 billion by 2026, expanding at a compound annual growth rate (CAGR) of 13.1% worldwide. Source.
4. Fast Casual Restaurants represent a $48B market Source; Fast Food Restaurants represent a $239B market Source; Managed Cafeteria represents a $50B market Source.
5. 70,000 locations have been identified as high-traffic locations that represent the total addressable market. No contracts or guarantees have been made to secure these locations. The serviceable market is based on company research and management's estimate of food sales per location for an operator.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:

OFFERING CIRCULAR

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Blendid Regulation A+ Test the Waters Marketing Communications

Four emails sent over two weeks

Email #1: Sent Thursday, May 26th

Limited Time: 10% Bonus Shares

Vipin at Blendid
to Covahne ▾

Blendid
Real Food. Artificial Intelligence.
Get 10%
Bonus Shares

Covahne,

We've had a busy few months at Blendid. Since our last update, we've been building out new kiosks for planned summer deployments. We've also moved into the contract phase with a number of additional operator partners.

We can't wait to share the specific opening details this summer!

We're also gearing up for our Series B investment round through a Regulation A+ crowdfunding campaign. As a valued member of the Blendid community, we are notifying you before the general public.

*As a thank you for your support, we are offering you **10% bonus shares** if you indicate interest now during our pre-campaign ("Test the Waters") phase.*

To be eligible for this offer, you can indicate your interest here. Once our campaign launches and you convert your interest into an investment, you will receive your shares plus a 10% bonus.

Why invest in Blendid?

- Expanding with **more locations** and operating partners including **Jamba**, **Sodexo** and more!
- Already located in select **Walmarts, colleges, and a shopping mall**
- **Strategic investments** from Focus Brands, BGV, Partech Ventures, Plug and Play, and more
- **11 patents** awarded/in-process and a **20% oversubscribed Series A+ investment round**
- **70,000*** potential high-traffic locations identified for viable expansion
- Planning expansion into new cuisines - soups, salads, sandwiches, etc.

Join Blendid as we prepare for nationwide expansion alongside well-known brands! Indicate your interest today.

Vipin Jain
CEO & Co-Founder, Blendid

Indicate Interest Now

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM [illegible]

*70,000 locations have been identified as high traffic locations that represent the total addressable market. No contracts or guarantees have been made to secure these locations.

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Blendid 440 N. Wolfe Road Sunnyvale, CA 94085

10

Email #2: Sent Friday, June 3rd to Prospective Investors who started, but didn't complete their indicate interest form

Complete your Blendid Investment Interest – Get 10% Bonus Shares

Vipin at Blendid
to Covahne ▾

Blendid
Real Food. Artificial Intelligence
Complete your Blendid
Investment Interest – Get 10% Bonus Shares

Covahne Michaels,

We noticed you started to indicate interest in investing in Blendid, but did not complete your form. Complete your form today and you will qualify for **10% bonus shares** once our Series B campaign launches soon.

We are planning to end our Test the Waters phase next week, so don't delay! **Finalize your interest today**.

Vipin Jain
CEO & Co-Founder
Blendid

Indicate Interest Now

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:
https://www.sec.gov/Archives/edgar/data/[illegible]_1a.htm

No longer want to receive these emails? Unsubscribe.
Blendid 440 N Wolfe Road Sunnyvale, CA 94085

11

Email #3: Sent Tuesday, June 7th

---------- Forwarded message ---------
From: **Vipin at Blendid** <feedback@blendid.com>
Date: Tue, Jun 7, 2022 at 12:09 PM
Subject: Three days left to indicate interest in Blendid!
To: Charlie Partridge <sydney.shufelt@dealmaker.tech>

Blendid
Blendid's Pre-Campaign Closes Friday 6/10 at 7AM PT

Charlie,

Our pre-campaign will **close in just three days** on Friday 6/10 at 7AM PT. If you want to **receive 10% bonus shares**, you must complete your indicate interest forms before then. You can change your investment amount later, but you need to complete the forms now.

Don't delay – indicate your interest today.

Vipin

CEO & Co-Founder
Blendid

P.S. If you run into any issues, please don't hesitate to reach out, by responding to this email.

Indicate Interest Now

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:
https://www.sec.gov/Archives/edgar/data/1830909/000147793222008739/blndbyles_1a.htm

No longer want to receive these emails? Unsubscribe
Blendid 440 N Wolfe Road Sunnyvale, CA 94085

12

Email #4: Will be sent on Thursday, June 9th

---------- Forwarded message ---------
From: **Vipin at Blendid** <feedback@blendid.com>
Date: Tue, Jun 7, 2022 at 12:16 PM
Subject: Final hours to indicate interest in Blendid!
To: Charlie Partridge <sydney.shufelt@dealmaker.tech>

Blendid
Real Food. Artificial Intelligence
Final hours to indicate interest to receive 10% bonus shares

Charlie,

To those of you who have already indicated interest in our Series B campaign – thank you! To everyone else – we're now in the final hours of our pre-campaign, which ends at 7AM PT tomorrow. If you want to receive 10% bonus shares in the full campaign, you must complete your indicate interest forms today.

If you have any questions about the campaign, don't hesitate to reach out by responding to this email directly.

Covahne

VP Marketing
Blendid

Indicate Interest Now

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:
https://www.sec.gov/Archives/edgar/data/1650969/000147793222003730/sixdbytes_1a.htm

No longer want to receive these emails? Unsubscribe
Blendid 440 N Wolfe Road Sunnyvale, CA 94085

13

Blendid Video Transcription

Vipin Jain

0:00

Hi, I'm Vipin Jain, CEO of Blendid.

Today, I'm going to tell you how Blendid is leading the revolution in food robotics.

If this is your idea of a robot, think again. Meet Blendid, a fully autonomous robotic food platform. This is what a robotic food revolution looks like. Our technology opens up whole new markets for meeting the demand for fresh food.

Today, Blendid is making smoothies using its fully autonomous robotic kiosk. But smoothies are just the beginning. Our food robotic platform allows Blendid to automate all sorts of food formats, from soups, to salads, to sandwiches, to bowls, and more.

We have already deployed our first commercial product in multiple Walmart locations, a shopping mall, and colleges. In the US alone, there are more than 70,000 (seventy thousand) high-volume locations where Blendid’s first commercial product, that's already in the market, can be deployed. At full potential these 70,000 (seventy thousand) locations represent $15 (fifteen) to $20 (twenty) billion dollars in food sales.

Covahne Michaels 1:03

The smoothie market alone is enormous. Over 7 (seven) million people purchase a smoothie every single day. Between rising food costs, worker shortages, and the growing demand for fresh on-the-go food, the demand for Blendid kiosks is almost limitless.

Blendid has identified the opportunity to deploy thousands of kiosks in the coming years. We target locations that can have annual sales of between $200 (two hundred) and $250,000 (two hundred and fifty thousand) dollars.

We are aiming to disrupt the $300 (three hundred) billion QSR (Quick Service Restaurant) market, which includes fast-food, fast-casual, and managed cafeterias.

Vipin Jain 1:49

Blendid patented robotic food platform delivers fresh, delicious, and contactless smoothies for on-the-go consumption.

It's really simple. Consumers use the mobile apps or the kiosk tablet to pick their item, to customize them, and schedule when they want them delivered. And Blendid's proprietary food operating system effortlessly prepares those smoothies for on-the-go consumption.

Our patented food robotics platform, which is powered by food operating system, is designed to make 9 (nine) orders in parallel, and up to 45 (forty five) orders an hour.

Covahne Michaels 2:21

Blendid is already catching on, with Blendids in college campuses, Walmarts, and shopping malls around the country.

We've already served 75,000 (seventy five thousand) smoothies, and we're just getting started. Blendid is on a mission to make freshly prepared food more accessible.

Vipin Jain 2:36

Don't miss your chance to get it on the ground floor by investing in one of the most exciting business opportunities available in the market today.

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